WEST MARINE REPORTS FIRST QUARTER 2013 RESULTS AND LOWERS FULL-YEAR GUIDANCE

WATSONVILLE, CA, April 25, 2013 - West Marine, Inc. (Nasdaq: WMAR), the largest specialty retailer of boating supplies and accessories, today reported financial results for the first quarter ended March 30, 2013.

•	Net revenues were $114.2 million, a decrease of 5.9% compared to last year.
•	Comparable store sales decreased by 6.6% compared to last year.
•	Direct-to-Consumer channel sales were up 15.8%, driven by our strategic investments in eCommerce.
•	Sales of product in our Merchandise Expansion categories were up 0.5%, with Core product sales down 7.3% compared to last year.
•	Pre-tax loss was $15.0 million, compared to a pre-tax loss of $10.6 million last year.
•	The company is lowering 2013 full-year guidance, with pre-tax income now expected to be in the range of $24.0 million to $27.0 million, compared to pre-tax income of $24.3 million for 2012.
•	Net loss per share was ($0.38), as compared to net loss per share of ($0.27) last year.
•	First quarter liquidity improved substantially versus last year, with cash increasing from $2.2 million last year to $22.5 million.
•	The company remained debt-free with $114.5 million available on its revolving credit line at the end of the period.

Net revenues for the 13 weeks ended March 30, 2013 were $114.2 million, a decrease of 5.9% compared to net revenues of $121.5 million for the 13 weeks ended March 31, 2012.

In line with our omni-channel focus, we also have changed the definition of comparable store sales by now including sales from our Direct-to-Consumer and Port Supply divisions. As before, store sales are included in comparable store sales in the fiscal period in which they commence their 14th full month of operations. Stores that were closed or substantially remodeled (i.e., resulting in an increase or decrease of 40% or more of selling square footage) are still excluded. Using this new definition, comparable store sales for our first quarter decreased by 6.6% over the same period last year. For the first quarter last year, we reported a 4.3% increase in comparable store sales. However, using the new definition, our first quarter 2012 comparable store sales increased by 3.4%.

Matt Hyde, West Marine’s CEO, commented: “We are disappointed in our first quarter sales results which were impacted by a much colder spring hitting many parts of the country compared to last year. With boats remaining under snow in the northeast and wind conditions stalling usage in the southeast, the launch of our season is starting much later than expected. On the other hand, I am pleased to report that we were able to partially offset these weak results by solid growth in the regions where spring weather has been more typical. Additionally, our ongoing success in executing our eCommerce, merchandise expansion and store optimization strategies continues to drive strong growth above our base business. We remain cautiously optimistic for the upcoming months, and we stand ready to serve our customers once the weather breaks and the season kicks into high gear.”

Net loss for the first quarter was $9.0 million, or ($0.38) per share, compared to net loss of $6.2 million, or ($0.27) per share for the first quarter last year.

Total inventory at March 30, 2013 was $243.9 million, a $3.1 million, or 1.3%, increase versus the balance at March 31, 2012, and a 3.9% increase on an inventory per square foot basis. Inventory turns for 2013 were down 3.8% versus the first three months of last year.

Return on Invested Capital (“ROIC”) for the 52-week period ended March 30, 2013 was 6.9%, which compares to 7.2% adjusted ROIC for the 52-week period ended March 31, 2012. ROIC based on GAAP net income was 17.4% for the 52-week period ended March 31, 2012.

Segment Reporting Change

Historically, we have reported three segments — Stores, Port Supply (wholesale) and Direct-to-Consumer (eCommerce, catalog and call center transactions). With our new CEO, we have changed the way in which we view and manage our business by making organizational changes, integrating systems and concentrating our strategic focus on omni-channel retailing. As a result of these changes, beginning in this fiscal year, we have one reportable segment.

2013 Guidance

As a result of the lower than expected sales results in the first quarter, we are lowering our previously-issued earnings guidance for fiscal year 2013. We now expect pre-tax income in a range of $24.0 million to $27.0 million, approximately $1.5 million lower than our previously-communicated pre-tax income guidance. This will result in diluted earnings per share of approximately $0.60 to $0.67. Comparable store sales for full-year 2013 are now anticipated to be flat to up 2.0% (using our new definition for comparable store sales outlined above), with total revenues now expected to be in the range of $675 million to $690 million, $25 million lower than our previously-communicated guidance. We anticipate capital expenditures for fiscal 2013 to be in the range of $25 million to $29 million unchanged from our prior guidance.

Share Repurchase Program

As previously disclosed, our Board of Directors authorized a $10 million repurchase program with the primary purpose of mitigating the dilutive impact of shares issued under the company’s omnibus equity incentive plan and its employee stock purchase plan. Accordingly, in the second quarter of 2013, we expect to implement repurchases to offset shares issued under those plans during the first quarter of 2013.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, April 25, 2013, at 1:00 p.m. Eastern Time (EDT) to discuss its first quarter 2013 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 34756796.

An audio replay of the call will be available April 25, 2013 at 4:00 p.m. EDT through May 2, 2013 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 34756796.

About West Marine

West Marine, Inc. is the largest specialty retailer of boating supplies and accessories, with 296 company-operated stores located in 38 states, Puerto Rico, Canada and five franchised stores located in Turkey. Founded in 1968 by a sailor, West Marine has grown to become a leading omni-channel retailer for boats and boaters – from power cruisers and sailors to anglers and paddle sports enthusiasts. West Marine also offers gear, apparel and footwear for anyone who enjoys recreational time on or around the water. The company’s Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, risks related to continued unseasonably cold weather and high wind conditions, expectations related to our earnings and growth in profitability, particularly in a delayed boating season, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to manage our assets and drive ROIC, and our expectations for full-year 2013 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for our first quarter of 2013 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 29, 2012, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 29, 2012. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with GAAP. We believe that ROIC is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	March 30, 2013	March 31, 2012
ASSETS
Current assets:
Cash	$22,515	$2,230
Trade receivables, net	8,137	7,754
Merchandise inventories	243,945	240,884
Deferred income taxes	5,268	5,727
Other current assets	24,871	24,686
Total current assets	304,736	281,281

Property and equipment, net	59,177	61,295
Long-term deferred income taxes	7,822	7,993
Other assets	3,383	3,180
TOTAL ASSETS	$375,118	$353,749

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$46,444	$47,684
Accrued expenses and other	41,122	40,564
Total current liabilities	87,566	88,248

Deferred rent and other	14,283	14,348
Total liabilities	101,849	102,596

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 24,186,628 shares issued and 24,155,738 shares outstanding at March 30, 2013, and 23,176,737 shares issued and 23,145,847 shares outstanding
at March 31, 2012.	24	23
Treasury stock	(385)	(385)
Additional paid-in capital	197,172	187,925
Accumulated other comprehensive loss	(733)	(806)
Retained earnings	77,191	64,396
Total stockholders' equity	273,269	251,153
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$375,118	$353,749

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	March 30, 2013		March 31, 2012
Net revenues	$114,244	100.0%	$121,468	100.0%
Cost of goods sold	89,301	78.2%	91,968	75.7%
Gross profit	24,943	21.8%	29,500	24.3%
Selling, general and administrative expense	39,878	34.9%	39,908	32.9%
Loss from operations	(14,935)	(13.1)%	(10,408)	(8.6)%
Interest expense	109	0.1%	220	0.1%
Loss before taxes	(15,044)	(13.2)%	(10,628)	(8.7)%
Income tax benefit	(6,063)	(5.3)%	(4,381)	(3.6)%
Net loss	$(8,981)	(7.9)%	$(6,247)	(5.1)%

Net loss per common and common equivalent share:

Basic	$(0.38)		$(0.27)
Diluted	$(0.38)		$(0.27)

Weighted average common and common equivalent
shares outstanding:
Basic	23,948		23,012
Diluted	23,948		23,012

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	March 30, 2013	March 31, 2012

OPERATING ACTIVITIES:
Net loss	$(8,981)	$(6,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,704	3,760
Share-based compensation	756	648
Tax deficiency for equity issuance	621	95
Excess tax benefit from share-based compensation	(626)	(217)
Deferred income taxes	332	1,532
Provision for doubtful accounts	(46)	94
Lower of cost or market inventory adjustments	846	834
Loss (gain) on asset disposals	103	79
Changes in assets and liabilities:
Trade receivables	(1,368)	(2,077)
Merchandise inventories	(50,459)	(48,343)
Other current assets	(8,510)	(10,893)
Other assets	87	(239)
Accounts payable	24,932	21,264
Accrued expenses and other	194	(35)
Deferred items and other non-current liabilities	17	93
Net cash used in operating activities	(38,398)	(39,652)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4,298	20
Purchases of property and equipment	(2,975)	(3,401)
Net cash provided by (used in) investing activities	1,323	(3,381)

FINANCING ACTIVITIES:
Borrowings on line of credit	1,435	1,156
Repayments on line of credit	(1,435)	(1,156)
Proceeds from exercise of stock options	2,407	1,093
Excess tax benefit from share-based compensation	626	217
Net cash provided by financing activities	3,033	1,310

Effect of exchange rate changes on cash	15	(13)

NET DECREASE IN CASH	(34,027)	(41,736)

CASH AT BEGINNING OF PERIOD	56,542	43,966
CASH AT END OF PERIOD	$22,515	$2,230
Other cash flow information:
Cash paid for interest	$92	$167
Cash paid for income taxes	545	150
Non-cash investing activities:
Property and equipment additions in accounts payable	561	422

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended		52 Weeks Ended
	March 30, 2013		March 31, 2012
GAAP net income reported for fiscal years 2012 and 2011, respectively		$15,529		$29,662
Add: Net loss reported for first quarter 2013 and 2012, respectively		(8,981)		(6,247)
Less: Net loss reported for first quarter 2012 and 2011, respectively		(6,247)		(12,345)
Adjusted GAAP net income		12,795		35,760
GAAP income tax (benefit) expense reported for fiscal years 2012 and 2011, respectively		8,801		(8,441)
Add: Income tax (benefit) expense reported for first quarter 2013 and 2012, respectively		(6,063)		(4,381)
Less: Income tax (benefit) expense reported for first quarter 2012 and 2011, respectively		(4,381)		65
Add back: Adjusted GAAP income tax (benefit)		7,118		(12,887)
Adjusted GAAP income before taxes		19,914		22,873
Less: income tax expense at 35.75%		7,118		8,176
Adjusted net income		$12,795		$14,697

Add back:
Interest expense	730		971
Rent expense (fixed)	46,792		43,316
Total	47,522	30,534 [1]	44,287	28,456 [1]

Net income after adjustments and after-tax add backs (numerator)		$43,329		$43,152

Total Capital:

Long-term debt [2]		$0		$4,214
Operating leases capitalized at 8x annual rent expense		374,334		346,527
Total stockholder's equity [2]		287,819		272,402
Less: Cash and cash equivalents [2]		(37,331)		(20,865)
Total Capital (denominator: long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity -
cash and cash equivalents)		$624,822		$602,278

ROIC		6.9%		7.2%
ROIC using GAAP amounts [3]		6.9%		17.4%

1 Total after-tax add backs after applying an assumed tax rate of 35.75%.

2 Calculated as the average of the five most recent quarter-end results.

3 ROIC using GAAP amounts was derived as the quotient of GAAP net income with after-tax add backs divided by total capital.